Exhibit 10.16
Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2

March 31, 2005

Dr. Gerald Bernstein, M.D.
48 Carleon Avenue
Larchmont, New York
USA 10538

Dear Dr. Bernstein:

Re: Employment Agreement Amendment

We make reference to the employment agreement (the “Agreement”) made as of the 1st day of April, 2002 by and between you and Generex Biotechnology Corporation. The purpose of this letter is to confirm our mutual agreement to amend the Agreement as follows:

1.
Section 1.2 of the Agreement is hereby deleted and replaced with the following: “The term of this Agreement shall commence on the date hereof and expire on March 31, 2008, subject to earlier termination in accordance with the provisions of Section 5 of this Agreement.”

2.
Section 3.1 of the Agreement is hereby deleted and replaced with the following: “From April 1, 2005 until the termination of this Agreement the Company will pay to the Executive a base salary of $200,000 per annum, which salary will be payable in equal monthly instalments (less customary withholdings) in arrears.”

3.
The provision in Exhibit A to the Agreement for the payment to the Executive of advances against potential cash bonuses in the sum of $2,500 per month is hereby deleted from the Agreement in its entirety.

In all other respects, the Agreement will remain in full force and effect, unamended.

Kindly confirm that you are in agreement with the foregoing amendments by signing the enclosed duplicate copy of this letter where indicated below and returning it to the attention of the undersigned.

Generex Biotechnology Corporation

/s/ Rose C. Perri

Name: Rose C. Perri Title: Chief Operating Officer

AGREED AS OF THE 31ST DAY OF MARCH, 2005.

/s/ Gerald Bernstein

Witness	DR. GERALD BERNSTEIN